Exhibit 10.1

Jessica M. Bibliowicz Chairman Chief Executive Officer 340 Madison Avenue 19th Floor New York, NY 10173 phone 212.301.4040 fax 212.301.4175 jbibliowicz@nfp.com

August 4, 2008

Ms. Donna J. Blank

Dear Donna:

It is our privilege to offer you the position of Executive Vice President, Chief Financial Officer at National Financial Partners Corp (“NFP” or the “Company”), reporting directly to me. As discussed, it is our preference that you commence employment by no later than September 1, 2008.

This offer of employment is subject to your review and execution of this letter by August 4, 2008, and our receipt of satisfactory reference and background checks and drug screening. We cannot commence the background diligence process until we have received the completed and fully executed Authorization for Release of Information (Attachment I). Please sign and return the Authorization for Release of Information to us as soon as possible. Additionally, you must go for the drug screening within 48 hours of NFP’s request for submission to a drug testing. Enclosed is the form you will need to bring with you to any Quest Diagnostic Center where drug testing is conducted. You will not be able to begin employment until these requirements have been completed and your drug tests results are acceptable to NFP. Our offer of employment is also subject to the following terms:

Your annual base salary will be $350,000 (“Base Salary”). You will be paid twice a month on the fifteenth and the last business day of each calendar month in accordance with the Company’s standard payroll practice, including compliance with applicable withholdings.

Subject to the provisions of this paragraph, for calendar year 2008, you will be paid a guaranteed bonus of $700,000. The 2008 bonus, will be paid during the first quarter of 2009 at the same time bonuses are paid to other NFP corporate employees, provided that you have not terminated your employment with the Company or have not been terminated for Cause (as defined below) by the Company prior to the date such bonus is paid. Your bonus for calendar year 2009 will be based on the satisfaction of individual and Company performance goals to be mutually agreed upon, with a minimum guaranteed amount of $595,000. The 2009 bonus, will be paid during the first quarter of 2010 at the same time bonuses are paid to other NFP corporate employees, provided that you are an employee in good standing on the date such bonus is paid. All bonus or incentive payments to you will be subject to the terms of NFP’s Capital Accumulation Plan (“CAP”), meaning that 10% of the first $150,000 of the bonus or incentive compensation payable to you (and 25% of all bonus or incentive compensation in excess of the first $150,000) shall be paid in the form of restricted stock units (“RSUs”). One-half of the RSUs granted under the CAP will vest one year from the grant date and the other half will vest on the second anniversary of the grant date. Under the CAP, the price of the RSUs is set at a 10% discount to the Current NFP Share Price, defined below.

“Cause” shall mean: (a) you fail or refuse to fulfill your obligations with respect to your employment, (b) you engage in conduct that constitutes gross negligence or gross misconduct in carrying out your duties with respect to your employment, (c) you are charged with a felony, (d) any material act by you involving dishonesty or disloyalty or any act by you involving moral turpitude which adversely affects the business of NFP, (e) you breach any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its respective employees or (f) you breach the representations or the confidentiality provisions set forth below. For purposes of items (a) and (b) above, you will be considered to have willfully failed or refused to fulfill your obligations or have engaged in conduct that constitutes

Ms. Donna J. Blank

August 4, 2008

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gross negligence or gross misconduct in carrying out your duties with respect to your employment if you fail to cure the matter at issue within thirty (30) days of the Company providing you with written notice of the performance deficiency at issue.

On the commencement date of your employment, you will be awarded $500,000 in RSUs, which shall vest over a three-year period (with 1/3 of the RSUs vesting on each of the first three anniversaries of the date of grant). These RSUs will be issued at the Current NFP Share Price and be subject to the terms and conditions of your executed Restricted Stock Unit Agreement. Additionally, subject to your continued employment with the Company on the date of grant, during the first fiscal quarter of 2009, you will also receive an additional equity grant with a value of $260,000, which award shall have a three-year vesting period (with 2/3 of the equity grant vesting on the second anniversary of the grant date and 1/3 vesting on the third anniversary of the grant date). If this equity grant is awarded in the form of stock options, the number awarded shall be calculated on a basis consistent with that applied to option awards of other executive officers. In addition, subject to your continued employment with the Company on the date of grant, you will receive an equity grant for calendar year 2009, payable in the first fiscal quarter of 2010, which award amount will be based on the satisfaction of individual and Company performance objectives. This award shall have a target value of $500,000; provided, however, that the terms, form and actual amount of this award will be determined at the discretion of the NFP Compensation Committee.

The “Current NFP Share Price” shall mean the average of the closing sales price per share of NFP’s common stock during the 20-day trading period ending the day prior to the day on which such RSUs are awarded.

As an Executive Vice President of the Company, you are offered the opportunity to become a Participant in the National Financial Partners Corp. Change in Control Severance Plan (the “Plan”) (Attachment II). As a condition of your participation in the Plan, you must execute the attached Participation Schedule (Attachment III) on or before the commencement date of your employment evidencing your agreement to be bound by all the terms of the Plan, including without limitation the provisions of Article 11 thereof.

NFP has a competitive benefits package, and upon your hire date, you will be entitled to participate in all employee benefits for which you are eligible. As part of the executive management team, you will be considered for all future benefit packages delineated for Executive Vice Presidents of the Company. Should you accept this offer, detailed information about these benefits will be provided to you.

You acknowledge that during your employment with the Company you will acquire Confidential Information, defined below, regarding the business of the Company, its subsidiaries and affiliates (“Company Affiliated Group”). Accordingly, you agree that, without the prior written consent of the Company, you will not, at any time, directly or indirectly, disseminate, disclose or divulge, to any person, firm, corporation, association or other business entity, or otherwise use any Confidential Information except to the extent (a) required by law or any legal process or (b) necessary in performing your duties. “Confidential Information” shall mean all confidential and proprietary information, technical data, trade secrets and know-how relating to the Company Affiliated Group, including, without limitation, customer lists and accounts, prospective customer lists, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, research, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, manuals, techniques, designs, technology, confidential reports, computer software, financial data, business cards, telephone lists, contract forms, catalogs, books, records, files and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Company Affiliated Group. Confidential Information shall also include information received by the Company Affiliated Group from customers of the Company Affiliated Group or other third parties subject to a duty to keep confidential. Confidential Information shall not include information that is publicly available other than as a result of your breach of this paragraph.

You represent and warrant that: (a) accepting this employment offer will not cause you to be in violation or breach of any employment, non-competition or other agreements to which you are bound or otherwise subject, and (b) you have no knowledge of any past, pending or potential litigation, claims or proceedings (civil, criminal, regulatory or otherwise) or personal matters (e.g., personal bankruptcy, material liens or judgments, or personal criminal history) that: (i) involve you and (ii) the Company would reasonably want to be informed of in connection with its decision to extend this offer of employment to you.

Ms. Donna J. Blank

August 4, 2008

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This position is a regular full-time position. It is anticipated that you will be a long-term employee. However, your employment with the Company is for no specified period and constitutes “at-will” employment, which means you have the right to resign from your employment at any time, with or without notice, and the Company has the right to terminate your employment at any time, with or without cause, and with or without notice. Except as stated herein, no representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by both you, and either the Chairman and Chief Executive Officer of NFP or the EVP, Chief Operating Officer of NFP.

Should you accept this offer, it will be necessary for you to verify your eligibility to work in the United States by completing an I-9 form and providing appropriate documentation on your first day of employment. If you are unable to provide such documentation within three business days of the effective date of your employment, your employment relationship with the Company may be terminated and, you will be required to immediately repay the Company for any monies advanced to you to or paid on your behalf.

This offer letter sets forth all the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral. This offer letter is governed by New York law without regard to conflict of law provisions, and any dispute hereunder shall be litigated in the State or Federal courts situated in New York.

We look forward to working with you and trust that it will be a mutually rewarding experience. If you have any questions regarding this offer, please feel free to contact me. If the foregoing terms are agreeable, please sign below and return the signed copy to us by August 4, 2008.

Sincerely,

/s/ Jessica M. Bibliowicz

Jessica M. Bibliowicz

Chairman and Chief Executive Officer

Agreed to and Accepted by:

/s/ Donna J. Blank	August 4, 2008

Donna J. Blank	Date